EXHIBIT 3.1

ESSEX PROPERTY TRUST, INC.

ARTICLES SUPPLEMENTARY

Reclassifying 5,980,000 shares of Common Stock
as 5,980,000 shares of

4.875% SERIES G CUMULATIVE CONVERTIBLE PREFERRED STOCK

Essex Property Trust, Inc., a corporation organized and existing under the laws of Maryland (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST:
Pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by Article FIFTH of its Charter (the “Charter”) in accordance with Section 2-105 of the Maryland General Corporation Law (the “MGCL”), the Board, by resolutions duly adopted at a special meeting of the Board on July 18, 2006, has authorized (a) the reclassification and designation of up to 6,000,000 shares of the authorized but unissued common stock of the Corporation, par value $0.0001 per share (the “Common Stock”), as a separate class of preferred stock of the Corporation, par value $0.0001 per share, (b) pursuant to the powers contained in the Bylaws of the Corporation and the MGCL, a committee of the Board (the “Committee”) to set the dividend rate, conversion price and other terms for the Preferred Stock and (c) the filing of these Articles Supplementary with the SDAT containing the information to be determined by the Committee. Upon any restatement of the Charter, Sections 1 through 16 of Article THIRD of these Articles Supplementary shall become a part of Article FIFTH of the Charter with any appropriate changes in enumeration or lettering of any section or subsection thereof.

SECOND:
Pursuant to resolutions of the Board, the Committee has unanimously adopted resolutions classifying and designating 5,980,000 shares of “4.875% Series G Cumulative Convertible Preferred Stock” (the “Series G Preferred Stock”) and setting the dividend rate, conversion price and other terms for the Series G Preferred Stock.

THIRD:
Subject in all cases to the provisions of Article EIGHTH of the Charter of the Corporation with respect to Excess Stock, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the Series G Preferred Stock of the Corporation:

4.875% Series G Cumulative Convertible Preferred Stock

1.	Designation and Amount.

A series of preferred stock of the Corporation, designated “4.875% Series G Cumulative Convertible Preferred Stock,” par value $0.0001 per share (the “Series G Preferred Stock”), is hereby established. The number of shares constituting such series shall be 5,980,000. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Charter.

2.	Rank.

The Series G Preferred Stock will, with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, rank senior to all classes or series of Common Stock and to all classes or series of equity securities of the Corporation now or hereafter authorized, issued or outstanding (including, without limitation, the Corporation’s Series A Junior Participating Preferred Stock), other than the Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”), the 9 1/8% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”), the Series D Cumulative Redeemable Preferred Stock (the “Series D Preferred Stock”), the 9.25% Series E Cumulative Redeemable Preferred Stock (the “Series

E Preferred Stock”) and the 7.8125% Series F Cumulative Redeemable Preferred Stock (the “Series F Preferred Stock”) with which it shall be on a parity and any other class or series of equity securities of the Corporation expressly designated as ranking on a parity with or senior to the Series G Preferred Stock as to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Corporation. For purposes of these terms of the Series G Preferred Stock, the term “Parity Preferred Stock” shall be used to refer to the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and any other class or series of equity securities of the Corporation now or hereafter authorized, issued or outstanding that (a) are not given preference over the rights of the holders of Series G Preferred Stock as to distributions or as to rights upon voluntary or involuntary liquidation, winding up or dissolution of the Corporation and (b) expressly designated by the Corporation to rank on a parity with Series G Preferred Stock with respect to distributions and rights upon voluntary or involuntary liquidation, winding up or dissolution of the Corporation.

3.	Distributions.

(a)  Payment of Distributions.

Holders of the then outstanding shares of Series G Preferred Stock shall be entitled to receive, when and as authorized by the Board and declared by the Corporation, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 4.875% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $1.21875 per share of Series G Preferred Stock). Such distributions shall be cumulative, shall accrue from the first date on which any Series G Preferred Stock is issued and shall be payable quarterly in arrears on each January 31, April 30, July 31, and October 31 of each year or, if not a Business Day, the next succeeding Business Day (each, a “Dividend Payment Date”), beginning October 31, 2006. Any distribution payable on the Series G Preferred Stock for any partial distribution period shall be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the distribution payable on October 31, 2006 shall be for more than the full quarterly distribution period). Distributions shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the first day of the calendar month on which the applicable Dividend Payment Date falls or on such other date designated by the Board of the Corporation for the payment of distributions that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

The term “Business Day” shall mean any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

(b)  Limitations on Distributions.

No distributions on shares of Series G Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c)  Distributions Cumulative.

Notwithstanding the foregoing, distributions on the Series G Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of distributions, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series G Preferred Stock shall accumulate as of the Dividend Payment Date on which they first become payable.

(d)  Priority as to Distributions.

(i)  Except as provided in Section 3(d)(ii) below, so long as any Series G Preferred Stock is outstanding, unless full cumulative distributions on the Series G Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in shares of Common Stock or in shares of any series of preferred stock ranking junior to the Series G Preferred Stock as to distributions and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon the Common Stock, or any preferred stock of the Corporation ranking junior to or on a parity with the Series G Preferred Stock as to distributions or upon liquidation, nor shall any shares of Common Stock, or any shares of preferred stock of the Corporation ranking junior to or on a parity with the Series G Preferred Stock as to distributions or upon liquidation be redeemed, repurchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation ranking junior to the Series G Preferred Stock as to distributions and upon liquidation and except for purchases made pursuant to the provisions of Article EIGHTH of the Charter).

(ii)  When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series G Preferred Stock and the shares of any other series of Parity Preferred Stock, all distributions declared upon the Series G Preferred Stock and the shares of any other series of Parity Preferred Stock shall be declared pro rata so that the amount of distributions declared per share of Series G Preferred Stock and the shares of any other series of Parity Preferred Stock shall in all cases bear to each other the same ratio that accrued distributions per share on the Series G Preferred Stock and the shares of any other series of Parity Preferred Stock (which shall not include any accrual in respect of unpaid distributions for prior distribution periods if such preferred stock does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series G Preferred Stock which may be in arrears.

(e)  No Further Rights.

Any distribution payment made on shares of the Series G Preferred Stock shall first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable. Holders of Series G Preferred Stock shall not be entitled to any distribution, whether payable in cash, property or stock in excess of full cumulative distributions on the Series G Preferred Stock as described above.

4.	Liquidation Preference.

(a)  Payment of Liquidating Distributions.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series G Preferred Stock then outstanding are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders an amount equal to the sum of (a) $25.00 per share plus (b) any accrued and unpaid distributions on the Series G Preferred Stock (whether or not declared) to the date of payment before any distribution of assets is made to holders of Common Stock or any series of preferred stock of the Corporation that ranks junior to the Series G Preferred Stock as to liquidation rights (but after payments are made to holders of the Corporation’s debt, holders of the Corporation’s subsidiaries’ debt and holders of any other of stock of the Corporation that the Corporation may issue ranking senior to the Senior G Preferred Stock as to liquidation rights). In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series G Preferred Stock and the corresponding amounts payable on all shares of other classes or series of Parity Preferred Stock in the distribution of assets, then the holders of shares of Series G Preferred Stock and stockholders of such classes or series of Parity Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Pursuant to Section 2-311(a)(2) of the MGCL, distributions may be made by the Corporation to holders of its stock without regard to the amount that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the liquidation preference on the Series G Preferred Stock.

(b)  Notice.

Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than 30 and not more than 60 days prior to the payment date stated therein, to each record holder of the Series G Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Corporation.

(c)  No Further Rights.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series G Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(d)  Consolidation, Merger or Certain Other Transactions.

The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

5.	Redemption.

(a)  Limited Redemption at Option of a Majority-in-Interest of the Holders.

Subject to the terms and conditions of any Parity Preferred Stock and the rights of any series of preferred stock which may from time to time come into existence, in the event of:

(i) the Corporation’s completion of a “Rule 13e-3 transaction” (as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in which, as a result of such transaction, the Common Stock is no longer registered under Section 12 of the Exchange Act, except that this clause (i) shall not apply to any involuntary delisting of the Common Stock from the New York Stock Exchange or any national securities exchange (as defined in the Exchange Act);

(ii) the completion of a consolidation or merger or other business combination of the Corporation with or into any corporation, trust or entity and, if the surviving entity has outstanding debt securities (regardless of whether such outstanding debt securities are publicly traded or not), such debt securities do not possess at least the lowest credit rating level established as investment grade from either Standard & Poor’s, Moody’s Investor Service or Fitch Ratings (it being understood that as of the date of these Articles Supplementary the lowest investment grade rating of Standard & Poor’s is BBB-, the lowest investment grade rating of Moody’s is Baa3 and the lowest investment grade rating of Fitch Ratings is BBB-); or

(iii) the Corporation’s failure to qualify as a real estate investment trust as defined in Section 856 (or any successor section) of the Internal Revenue Code of 1986, as amended, except where such failure arises in connection with the consolidation or merger or other business combination of the Corporation into any corporation, trust or entity in which the Corporation is not the surviving entity and the surviving entity qualifies as a real estate investment trust

(each event described in clause (i), clause (ii) or clause (iii), a “Qualifying Event”), if requested in writing by the holders of not less than a majority of the shares of the then outstanding Series G Preferred Stock that all shares of Series G Preferred Stock be redeemed, the Corporation shall redeem all of the shares of Series G Preferred Stock held by all holders of Series G Preferred Stock by paying in cash in exchange for the shares of Series G Preferred Stock to be redeemed an amount equal to (x) $25.00 per share plus (y) an amount equal to all accumulated but unpaid distributions on such shares to the date of redemption, except as otherwise provided by Section 5(c). Such request for redemption by the holders of not less than a majority of the shares of the then outstanding Series G Preferred Stock that all shares of Series G Preferred Stock be redeemed must be received by the Corporation no later than forty-five (45) days following the date of mailing to the holders of record of the Series G Preferred Stock of written notice from the Corporation of the occurrence of a Qualifying Event. Written notice of a Qualifying Event shall be mailed by the Corporation and addressed to the respective holders of record of the Series G Preferred Stock at their respective addresses as they appear on the transfer records of the Corporation. Upon receipt of such request for redemption by the holders of not less than a majority of the then outstanding shares of Series G Preferred Stock, the Corporation shall provide notice of the date of redemption (which shall be no later than sixty (60) days following the Corporation’s receipt of such request for redemption) to all the holders of Series G Preferred Stock and redeem the shares of Series G Preferred Stock in accordance with Section 5(b) hereof.

(b)  Procedures for Redemption.

(i)  Notice of redemption shall be (i) faxed and (ii) mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series G Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records of the Corporation. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series G Preferred Stock except as to a holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series G Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date, (ii) the redemption price, (iii) that all shares of Series G Preferred Stock are to be redeemed, (iv) the place or places where such shares of Series G Preferred Stock are to be surrendered for payment of the redemption price, (v) that distributions on the Series G Preferred Stock to be redeemed will cease to accumulate on such redemption date and (vi) that payment of the redemption price shall be made upon presentation and surrender of such Series G Preferred Stock.

(ii)  If the Corporation is required to redeem Series G Preferred Stock pursuant to Section 5(a) then, by 12:00 noon, New York City time, on the redemption date, the Corporation will deposit irrevocably in trust for the benefit of each holder of the Series G Preferred Stock funds sufficient to pay the applicable redemption price on such shares to the date fixed for redemption, without interest, and will give irrevocable instructions and authority to pay such redemption price on such shares to the holders of the Series G Preferred Stock upon surrender of the Series G Preferred Stock by such holders at the place designated in the notice of redemption. On and after the date of redemption, distributions will cease to accumulate on the Series G Preferred Stock called for redemption, unless the Corporation defaults in the payment thereof. If any date fixed for redemption of Series G Preferred Stock is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the redemption price or any accumulated or unpaid distributions in respect of the Series G Preferred Stock is improperly withheld or refused and not paid by the Corporation, distributions on such Series G Preferred Stock will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price and any accumulated and unpaid distributions.

(c)  Rights to Distributions on Stock Called for Redemption.

Immediately prior to any redemption of Series G Preferred Stock, the Corporation shall pay, in cash, an amount equal to any accumulated and unpaid distributions through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series G Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the distributions payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before the Dividend Payment Date.

(d)  Excess Stock Provisions.

The Series G Preferred Stock is subject to the provisions of Article EIGHTH of the Charter. In addition to the Corporation’s rights set forth in Article EIGHTH of the Charter, all Excess Stock issued upon exchange of Series G Preferred Stock pursuant to such Article shall be redeemed at any time when outstanding Series G Preferred Stock is being redeemed pursuant to Section 5(a), for cash at a redemption price of $25.00 per share, plus an amount equal to accumulated and unpaid distributions on the shares of the Series G Preferred Stock that were exchanged for such Excess Stock, through the date of such exchange, without interest.

(e)  Status of Redeemed Stock.

Any Series G Preferred Stock that shall at any time have been redeemed shall after such redemption have the status of authorized but unissued Common Stock, until such shares are once more designated as part of a particular series by the Board.

6.	Voting Rights.

(a)  General.

Holders of the Series G Preferred Stock will not have any voting rights, except as set forth below.

(b)  Certain Voting Rights.

While any shares of the Series G Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of the Series G Preferred Stock (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of stock ranking senior to the Series G Preferred Stock with respect to payment of distributions or rights upon any voluntary or involuntary liquidation, dissolution or winding-up or reclassify any authorized shares of stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (ii) either amend, alter or repeal the provisions of the Charter (including these Articles Supplementary) or Bylaws, whether by amendment, merger, consolidation or otherwise, so as to materially and adversely affect the preferences, other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms and conditions of redemption, of any outstanding shares of the Series G Preferred Stock or the holders thereof; provided that any increase in the amount of authorized stock or the creation or issuance of any other series of stock, or any increase in the number of authorized shares of each series, in each case ranking junior to or on a parity with the Series G Preferred Stock with respect to the payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such preferences, rights, voting powers, restrictions, limitations or terms and conditions. The Corporation may create additional classes of Parity Preferred Stock and any class or series of stock of the Corporation ranking junior to the Series G Preferred Stock with respect to the payment of distributions and the distribution of assets of the Corporation upon voluntary or involuntary liquidation, winding-up or dissolution of the Corporation (such classes or series, whether now or hereafter authorized and including the Common Stock, the “Junior Stock”), increase the authorized number of shares of Parity Preferred Stock and Junior Stock and issue additional series of Parity Preferred Stock and Junior Stock, in each case, without the consent of any holder of Series G Preferred Stock.

(c)  Right to Elect Directors.

If at any time full distributions shall not have been made on any Series G Preferred Stock with respect to any six (6) prior quarterly distribution periods, whether consecutive or not (a “Preferred Dividend Default”), such that distributions for such six (6) distribution periods have not been fully paid and are outstanding in whole or in part at the same time, the holders of the Series G Preferred Stock shall have the right to participate in a class vote together with the holders of the Series B Preferred Stock, Series D Preferred Stock, Series F Preferred Stock (to the extent such holders choose to participate in the election of Preferred Stock Directors in lieu of receipt of the default distribution rate pursuant to the terms of the Series F Preferred Stock) and any subsequently issued series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable to elect two additional directors to serve on the Corporation’s Board (the “Preferred Stock Directors”) at a special meeting called by the holders of record of at least 10% of the outstanding shares of Series G Preferred Stock or any such class or series of Parity Preferred Stock or at the next annual meeting of the stockholders, and at each subsequent annual meeting of stockholders or special meeting held in lieu thereof, until all such distributions in arrears and distributions for the current quarterly period on the Series G Preferred Stock and each such class or series of Parity Preferred Stock have been paid in full. At any such annual or special meeting, the holders of the Series B Preferred Stock, the Series D Preferred Stock, the Series F Preferred (to the extent such holders choose to participate in the election of Preferred Stock Directors in lieu of receipt of the default distribution rate pursuant to the terms of the Series F Preferred Stock) and any subsequently issued series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, will be entitled to cast votes for such Preferred Stock Directors on the basis of one vote per $50.00 of liquidation preference to which such class of Parity Preferred Stock is entitled by its terms (excluding amounts in respect of accumulated and unpaid distributions) and not cumulatively. If and when all accumulated distributions and the distribution for the current distribution period on the Series G Preferred Stock shall have been paid in full or irrevocably set aside for payment in full, the holders of the Series G Preferred Stock shall be divested of the voting rights set forth in this Section 6(c) (subject to revesting at such holders option in the event of each and every Preferred Dividend Default) and, if all distributions in arrears and the distributions for the current distribution period have been paid in full or irrevocably set aside for payment in full on all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term and office of each Preferred Stock Director so elected shall immediately terminate. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series G Preferred Stock when they have the voting rights set forth in this Section 6(c), voting separately as a single class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, on the basis of one vote per $50.00 of liquidation preference. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series G Preferred Stock when they have the voting rights set forth in this Section 6(c), voting separately as a single class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, on the basis of one vote per $50.00 of liquidation preference. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

7.	Transfer Restrictions.

The Series G Preferred Stock shall be subject to the provisions of Article EIGHTH of the Charter.

8.	Conversion.

(a)  Conversion Rights.

(i)  Subject to and upon compliance with the provisions of this Section 8, a holder of any share or shares of Series G Preferred Stock shall have the right, at its option, to convert all or any portion of such holder’s outstanding Series G Preferred Stock (the “Conversion Right”), subject to the conditions described below, into the number of fully paid and non-assessable shares of Common Stock initially at a conversion rate of 0.1830 shares of Common Stock per share of Series G Preferred Stock (subject to adjustment in accordance with the provisions of Section 9 and Section 13 hereof, the “Conversion Rate”), which is equivalent to an initial conversion price of approximately $136.62 per share of Common Stock (the “Conversion Price”). The Conversion Price at any time shall be equal to $25.00 divided by the Conversion Rate at such time. Such holder shall surrender to the Corporation such Series G Preferred Stock to be converted in accordance with the provisions in paragraph (b) and (c) of this Section 8, as applicable.

(ii)  In connection with the conversion of any Series G Preferred Stock, no fractional shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest, multiplied by the Closing Sale Price (as hereinafter defined) of the Common Stock on the Trading Day (as hereinafter defined) immediately prior to the Conversion Date (as hereinafter defined) or the Corporation Conversion Option Date (as hereinafter defined). If more than one share of Series G Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion of those shares of Series G Preferred Stock shall be computed on the basis of the total number of shares of Series G Preferred Stock so surrendered.

(iii)  “Closing Sale Price” means with regard to the Common Stock or other capital stock, on any date, the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported by the New York Stock Exchange or, if the Common Stock or such capital stock, as the case may be, is not reported by the New York Stock Exchange, in composite transactions for the principal other U.S. national or regional securities exchange on which the Common Stock or such capital stock is traded or on NASDAQ. If the

Common Stock or such capital stock is not listed for trading on a U.S. national or regional securities exchange and not reported by NASDAQ on the relevant date, the Closing Sale Price will be the last quoted bid price for the Common Stock or such capital stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If the Common Stock or such capital stock is not so quoted, the Closing Sale Price will be the average of the mid-point of the last bid and asked prices for the Common Stock or such capital stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by the Corporation for this purpose.

(iv)  “Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not quoted on the New York Stock Exchange, then a day during which trading in securities generally occurs on the principal U.S. securities exchange on which the Common Stock is listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, then on the principal other market on which the Common Stock is then traded or quoted.

(v)  A holder of Series G Preferred Stock is not entitled to any rights of a holder of shares of Common Stock until that holder has converted its shares of Series G Preferred Stock, and only to the extent such shares of Series G Preferred Stock have been or are deemed to have been converted to shares of Common Stock in accordance with the provisions of this Section 8.

(vi)  The Corporation shall, prior to issuance of any share of Series G Preferred Stock, and from time to time as may be necessary, reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Series G Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series G Preferred Stock then outstanding into such Common Stock at any time (assuming that, at the time of the computation of such number of shares of Common Stock, all such shares of Series G Preferred Stock would be held by a single holder). The Corporation covenants that all Common Stock that may be issued upon conversion of Series G Preferred Stock shall, upon issue, be fully paid and nonassessable and free from all liens and charges and, except as provided in Section 8(c)(i), taxes with respect to the issue thereof. The Corporation further covenants that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or quoted on the Nasdaq National Market or Nasdaq SmallCap Market or any other automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed or quoted, so long as the Common Stock shall be so listed or quoted on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series G Preferred Stock. Before the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of any shares of the Series G Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations.

(b)  Corporation Conversion Option.

(i)  On or after July 31, 2011, the Corporation shall have the option to convert some or all of the outstanding shares of Series G Preferred Stock into that number of shares of Common Stock that are issuable at the Conversion Rate (the “Corporation Conversion Option”). The Corporation may exercise the Corporation Conversion Option only if the Closing Sale Price of the Common Stock equals or exceeds 130% of the Conversion Price for at least twenty (20) Trading Days in a period of thirty (30) consecutive Trading Days (including the last Trading Day of such period), ending on the Trading Day immediately prior to the Corporation’s issuance of a press release announcing its intent to exercise the Corporation Conversion Option in accordance with Section 8(b)(iii).

(ii)  If the Corporation shall convert less than all of the outstanding shares of Series G Preferred Stock, the transfer agent for the Series G Preferred Stock (the “Transfer Agent”) shall select the shares of Series G Preferred Stock to be converted by lot, on a pro rata basis or in accordance with any other method the Transfer Agent considers fair and appropriate. The Corporation may convert the Series G Preferred Stock only in a whole number of shares. If a portion of a holder’s shares of Series G Preferred Stock is selected for partial conversion by the Corporation and the holder converts a portion of such shares of Series G Preferred Stock, the number of shares of Series G Preferred Stock subject to conversion by the Corporation will be reduced by the number of shares that the holder converted.

(iii)  To exercise the Corporation Conversion Option right set forth in this Section 8(b), the Corporation must issue a press release for publication on the Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) prior to the opening of business on the first Trading Day following any date on which the conditions set forth in Section 8(b)(i) shall have been satisfied, announcing the Corporation’s intention to exercise the Corporation Conversion Option. The Corporation shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series G Preferred Stock (“Notice”) (not more than four (4) Trading Days after the date of the press release) of the Corporation Conversion Option announcing the Corporation’s intention to exercise the Corporation Conversion Option. The effective date for any Company Conversion Option (the “Corporation Conversion Option Date”) shall be on the date that is five (5) Trading Days after the date on which the Corporation issues such press release. In addition to any information required by applicable law or regulation, the press release and Notice of a Corporation Conversion Option shall state, as appropriate: (A) the Corporation Conversion Option Date; (B) the number of shares of Common Stock to be issued upon conversion of each share of Series G Preferred Stock; (C) the number of shares of Series G Preferred Stock to be converted; and (D) that distributions on the Series G Preferred Stock to be converted shall cease to accrue on the Corporation Conversion Option Date.

(iv)  Upon exercise of the Corporation Conversion Option and surrender of shares of the Series G Preferred Stock by a holder thereof, the Corporation shall issue and shall deliver or cause to be issued and delivered to such holder, or to such other Person on such holder’s written order (a) certificates representing the number of validly issued, fully paid and non-assessable full shares of Common Stock to which a holder of shares of Series G Preferred Stock being converted, or a holder’s transferee, shall be entitled and (b) any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section 8(a)(ii).

(v)  Each conversion shall be deemed to have been made at the close of business on the Corporation Conversion Option Date so that the rights of the holder thereof as to the shares of Series G Preferred Stock being converted shall cease except for the right to receive the number of fully paid and non-assessable shares of Common Stock at the Conversion Rate (subject to adjustment in accordance with the provisions of Section 9 and Section 13), and the Person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time.

(vi)   In case any share of Series G Preferred Stock is to be converted pursuant to this Section 8(b), such holder’s right to voluntarily convert its share of Series G Preferred Stock shall terminate at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Corporation Conversion Option Date.

(c)  Conversion Right Procedures.

(i)  To exercise the Conversion Right as set forth in Section 8(a), a holder of Series G Preferred Stock must surrender to the Corporation at its principal office or at the office of the Transfer Agent, as may be designated by the Board, the certificate or certificates, if any, for the shares of Series G Preferred Stock to be converted accompanied by a written notice stating that the holder of shares of Series G Preferred Stock elects to convert all or a specified whole number of those shares in accordance with this Section 8(c) and specifying the name or names in which the holder wishes the certificate or certificates for the shares of Common Stock to be issued (“Conversion Notice”). In case the notice specifies that the shares of Common Stock are to be issued in a name or names other than that of the holder of Series G Preferred Stock, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names. Other than those transfer taxes payable pursuant to the preceding sentence, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of Series G Preferred Stock.

(ii)  As promptly as practicable after the surrender of the certificate or certificates, if any, for Series G Preferred Stock in accordance with Section 8(c)(i), the receipt of the Conversion Notice and payment of all required transfer taxes, if any, or the demonstration to the Corporation’s satisfaction that those taxes have been paid, the Corporation shall issue and shall deliver or cause to be issued and delivered to such holder, or to such other Person on such holder’s written order (a) certificates representing the number of validly issued, fully paid and non-assessable full shares of Common Stock to which the holder of the shares of Series G Preferred Stock being converted, or the holder’s transferee, shall be entitled, (b) if less than the full number of the shares of Series G Preferred Stock evidenced by the surrendered certificate or certificates, if any, are being converted, a new certificate or certificates, of like tenor, for the number of shares of Series G Preferred Stock evidenced by the surrendered certificate or certificates, if any, less the number of shares being converted and (c) any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section 8(a)(ii).

(iii)  Each conversion shall be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates, if any, representing the shares of the Series G Preferred Stock to be converted (the “Conversion Date”) so that the rights of the holder thereof as to the shares of Series G Preferred Stock being converted shall cease except for the right to receive the number of fully paid and non-assessable shares of Common Stock at the Conversion Rate (subject to adjustment in accordance with the provisions of Section 9 and Section 13), and, if applicable, the Person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time.

(iv)  If a holder of Series G Preferred Stock has exercised its right to require the Corporation to repurchase shares of Series G Preferred Stock in accordance with Section 14 hereof, such holder’s Conversion Rights with respect to the shares of Series G Preferred Stock so subject to repurchase shall expire at 5:00 PM, New York City time, on the Trading Day immediately preceding the Fundamental Change Repurchase Date, unless the Corporation defaults on the payment of the Fundamental Change Purchase Price. If a holder of shares of Series G Preferred Stock has submitted any such share for repurchase, such share may be converted only if such holder submits a notice withdrawing the shares of Series G Preferred Stock from repurchase.

(d)  Payment of Distributions

(i)  Optional Conversion by Holders of Series G Preferred Stock.

(A)
If a holder of shares of Series G Preferred Stock exercises its Conversion Right, upon delivery of the shares of Series G Preferred Stock for conversion, those shares of Series G Preferred Stock shall cease to cumulate distributions as of the close of business on the Conversion Date and the holder shall not receive any cash payment representing accrued and unpaid distributions of the shares of Series G Preferred Stock delivered for conversion, except in those limited circumstances discussed in this Section 8(d)(i). Except as provided herein, the Corporation shall make no payment for accrued and unpaid distributions, whether or not in arrears, on shares of Series G Preferred Stock converted at a holder’s election pursuant to a Conversion Right, or for distributions on shares of Common Stock issued upon such conversion.

(B)
If the Corporation receives a Conversion Notice before the close of business on a Dividend Record Date, the holder shall not be entitled to receive any portion of the distribution payable on such converted Series G Preferred Stock on the corresponding Dividend Payment Date.

(C)
If the Corporation receives a Conversion Notice after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the holder on the Dividend Record Date shall receive on that Dividend Payment Date accrued distributions on those shares of Series G Preferred Stock, notwithstanding the conversion of those shares of Series G Preferred Stock prior to that Dividend Payment Date. However, at the time that such holder surrenders the shares of Series G Preferred Stock for conversion, the holder shall pay to the Corporation an amount equal to the distribution that has accrued and that shall be paid on the related Dividend Payment Date; provided that no such payment need be made if the Corporation has specified a Fundamental Change Repurchase Date relating to a Fundamental Change that is after a Dividend Record Date and on or prior to the Dividend Payment Date to which the Dividend Record Date relates.

(D)
A holder of shares of Series G Preferred Stock on a Dividend Record Date who exercises its Conversion Right and converts such shares of Series G Preferred Stock into Common Stock on or after the corresponding Dividend Payment Date shall be entitled to receive the distribution payable on such shares of Series G Preferred Stock on such Dividend Payment Date, and the converting holder need not include payment of the amount of such distribution upon surrender for conversion of such shares of Series G Preferred Stock.

(ii)  Corporation Conversion Option.

(A)
If the Corporation exercises the Corporation Conversion Option, whether the Corporation Conversion Option Date is prior to, on or after the Dividend Record Date for the current period, all unpaid distributions which are in arrears as of the Corporation Conversion Option Date shall be payable to the holder of the shares of Series G Preferred Stock with respect to which the Corporation Conversion Option has been exercised.

(B)
If the Corporation exercises the Corporation Conversion Option and the Corporation Conversion Option Date is a date that is after the close of business on a Dividend Payment Date and prior to the close of business on the next Dividend Record Date, the holder of shares of Series G Preferred Stock with respect to which the Corporation Conversion Option has been exercised shall not be entitled to receive any portion of the distribution payable on such shares for the distribution period beginning on the Dividend Payment Date.

(C)
If the Corporation exercises the Corporation Conversion Option and the Corporation Conversion Option Date is a date that is on or after the close of business on any Dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date, all distributions, including accrued and unpaid distributions, whether or not in arrears, with respect to the shares of Series G Preferred Stock called for conversion on such date, shall be payable on such Dividend Payment Date to the record holder of such shares on such Dividend Record Date.

9.	Adjustment of Conversion Rate.

(a)  If the Corporation shall, at any time or from time to time on or after July 26, 2006 (the “Original Issue Date”) while any of the shares of Series G Preferred Stock are outstanding, issue shares of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock (other than pursuant to the Corporation’s existing dividend reinvestment and share purchase plan or any future dividend reinvestment and share purchase plan the Corporation adopts which is not materially adverse to the holders of shares of Series G Preferred Stock and in any case that is without duplication subject to an adjustment under Section 9(e)), then the Conversion Rate in effect immediately prior to the close of business on the Record Date (as hereinafter defined) fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be adjusted by multiplying such Conversion Rate by a fraction:

(i)  the numerator of which shall be the sum of (x) the total number of shares of Common Stock outstanding at the close of business on such Record Date and (y) the total number of shares of Common Stock constituting such dividend or other distribution; and

(ii)  the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

An adjustment made pursuant to this Section 9(a) shall become effective immediately prior to the opening of business on the day following the Record Date fixed for such determination. If any dividend or distribution of the type described in this Section 9(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

(b)  If the Corporation shall, at any time or from time to time after the Original Issue Date while any of the shares of Series G Preferred Stock are outstanding, subdivide, combine, reclassify, or split its outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, the Conversion Rate in effect immediately prior to the opening of business on the day following the day upon which such subdivision, combination, reclassification or split becomes effective shall be adjusted by multiplying such Conversion Rate by a fraction:

(i)  the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the opening of business on the day following the day such subdivision, combination, reclassification or split becomes effective; and

(ii)  the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the opening of business on the day that such subdivision, combination, reclassification or split becomes effective.

An adjustment made pursuant to this Section 9(b) shall become effective immediately prior to the opening of business on the day following the day upon which such subdivision, reclassification, split or combination becomes effective.

(c)  If the Corporation shall, at any time or from time to time after the Original Issue Date while any of the shares of Series G Preferred Stock are outstanding, distribute rights or warrants (other than pursuant to a stockholder rights plan, in which event Section 9(l) or Section 9(d) (pursuant to the provisions of Section 9(l)), as the case may be, shall govern) for a period expiring within 60 days immediately following the Record Date for such distribution to all or substantially all holders of its outstanding Common Stock entitling them to subscribe for or purchase Common Stock at a price per share of Common Stock less than the Current Market Price on the Record Date for such distribution, then the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect at the opening of business on the Record Date for such distribution by a fraction:

(i)  the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding at the close of business on the Record Date for such distribution, and (y) the total number of additional shares of Common Stock issuable pursuant to such rights or warrants; and

(ii)  the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding on the close of business on the Record Date for such distribution, and (y) a number of shares of Common Stock equal to the aggregate exercise price payable to exercise such rights or warrants, divided by the Current Market Price on the Record Date for the distribution of such rights or warrants.

“Current Market Price” on any day means the average of the Closing Sale Prices of the Common Stock for each of the ten consecutive Trading Days ending on the earlier of the day in question and the day before the “ex-dividend date” with respect to the issuance, dividend or distribution requiring such computation, subject to adjustment by the Board if an event requiring a Conversion Rate adjustment occurs during such ten Trading Day period.

An adjustment made pursuant to this Section 9(c) shall become effective immediately prior to the opening of business on the day following the Record Date for such issuance. If the shares of Common Stock are not delivered pursuant to such rights or warrants upon the expiration or termination of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the distribution of such rights or warrants have been made on the basis of the delivery of only the number of shares of Common Stock actually issued. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than the Current Market Price on the Record Date for the relevant distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants, the value of such consideration if other than cash, to be determined by the Board.

(d)  (i)If the Corporation shall, at any time or from time to time after the Original Issue Date while any share of Series G Preferred Stock are outstanding, by dividend, distribution or otherwise, distribute to all or substantially all of the holders of its outstanding shares of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation and the shares of Common Stock are not changed or exchanged), shares of its stock, evidences of the Corporation’s indebtedness, or other assets or property, including securities, (including stock of any subsidiary of the Corporation) but excluding (i) dividends or distributions of Common Stock referred to in Section 9(a), (ii) any rights or warrants referred to in Section 9(c), (iii) dividends or distributions paid exclusively in cash referred to in Section 9(e), (iv) dividends or distributions of stock, securities or other property or assets (including cash) in connection with the reclassification, change, merger, consolidation, combination, sale or conveyance to which Section 10 applies and (v) dividends or distributions referred to in Section 9(d)(iii)) (such stock, evidence of its indebtedness, other assets or property or securities being distributed hereinafter in this Section 9(d) called the “Distributed Assets”), then, in each such case, subject to paragraphs (iii), (iv) and (v) of this Section 9(d), the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution by a fraction:

(A)	the numerator of which shall be the Current Market Price on the Record Date for such dividend or distribution; and

(B)
the denominator of which shall be (x) the Current Market Price on the Record Date for such dividend or distribution, less (y) the Fair Market Value (as hereinafter defined) on such date of the portion of the Distributed Assets so distributed with respect to each share of Common Stock outstanding on the Record Date for such distribution;

provided that if the Fair Market Value on such date of the portion of the Distributed Assets so distributed with respect to each share of Common Stock outstanding on the Record Date for such distribution is equal to or greater than the Current Market Price on the Record Date for such dividend or distribution, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Series G Preferred Stock shall have the right to receive on the date on which the Distributed Assets is distributed to holders of Common Stock, for each share of Series G Preferred Stock, the amount of Distributed Assets such holder of Series G Preferred Stock would have received had such holder of Series G Preferred Stock owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution.

“Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arm’s length transaction (as determined by the Board, whose determination shall be made in good faith and, absent manifest error, shall be final and binding on the holders of Series G Preferred Stock).

An adjustment made pursuant to Section 9(d)(i) shall become effective immediately prior to the opening of business on the day following the Record Date for such distribution. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

(ii)  If the Board determines the Fair Market Value of any distribution for purposes of this Section 9(d) by reference to the actual or when issued trading market for any Distributed Assets comprising all or part of such distribution, it must in doing so consider the prices in such market over the same period (the “Reference Period”) used in computing the Current Market Price pursuant to this Section 9(d) to the extent possible, unless the Board determines in good faith that determining the Fair Market Value during the Reference Period would not be in the best interest of the holders of the Series G Preferred Stock.

(iii)  With respect to an adjustment pursuant to this Section 9(d) where there has been a payment of a dividend or other distribution on the Common Stock of shares of stock of any class or series or similar equity interest, of or relating to a subsidiary or other business unit of the Corporation (a “Spin-Off”), the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the close of business on the tenth Trading Day immediately following, and including, the effective date of the Spin-Off by a fraction:

(A) the numerator of which shall be the sum of (I) the average of the Closing Sale Prices of the stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock over the first ten consecutive Trading Day period after (and including) the effective date of the Spin-Off and (II) the average of the Closing Sale Prices of the Common Stock over the first ten consecutive Trading Day period after (and including) the effective date of the Spin-Off; and

(B) the denominator of which shall be the average of the Closing Sale Prices of the Common Stock over the first ten consecutive Trading Day period after (and including) the effective date of the Spin-Off.

The adjustment to the Conversion Rate made pursuant to Section 9(d)(iii) shall become effective on the tenth Trading Day immediately following, and including, the effective date of the Spin-Off; provided that in respect of any conversion of Series G Preferred Stock within the ten Trading Days immediately following, and including, the effective date of any Spin-Off, references within this subsection (iii) to ten Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the effective date of such Spin-Off and the applicable Conversion Date or Corporation Conversion Option Date, as the case may be, in determining the applicable Conversion Rate.

(iv)  Rights or warrants distributed by the Corporation to all or substantially all of the holders of the outstanding shares of Common Stock entitling them to subscribe for or purchase equity securities of the Corporation (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”), (x) are deemed to be transferred with such shares of Common Stock, (y) are not exercisable and (z) are also issued in respect of future issuances of shares of Common Stock shall be deemed not to have been distributed for purposes of this Section 9(d) (and no adjustment to the Conversion Rate under this Section 9(d) shall be required) until the occurrence of the earliest Trigger Event. If such right or warrant is subject to subsequent events, upon the occurrence of which such right or warrant shall become exercisable to purchase different Distributed Assets, or entitle the holder to purchase a different number or amount of the foregoing Distributed Assets or to purchase any of the foregoing Distributed Assets at a different purchase price, then the occurrence of each such event shall be deemed to be the date of issuance and Record Date with respect to a new right or warrant (and a termination or expiration of the existing right or warrant without exercise by the holder thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto, that resulted in an adjustment to the Conversion Rate under this Section 9(d):

(A)
in the case of any such rights or warrants that shall all have been repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share repurchase price received by a holder of shares of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all or substantially all holders of shares of Common Stock as of the date of such repurchase; and

(B)	in the case of such rights or warrants which shall have expired or been terminated without exercise, the Conversion Rate shall be readjusted as if such rights and warrants had never been issued.

(v)  For purposes of this Section 9(d) and Section 9(a), Section 9(b) and Section 9(c), any dividend or distribution to which this Section 9(d) is applicable that also includes (x) shares of Common Stock, (y) a subdivision, split or combination of shares of Common Stock to which Section 9(b) applies or (z) rights or warrants to subscribe for or purchase shares of Common Stock to which Section 9(c) applies (or any combination thereof), shall be deemed instead to be:

(A)
a dividend or distribution of the evidences of indebtedness, assets, shares of stock, rights or warrants, other than such shares of Common Stock, such subdivision, split or combination or such rights or warrants to which Section 9(a), Section 9(b) and Section 9(c) apply, respectively (and any Conversion Rate adjustment required by this Section 9(d) with respect to such dividend or distribution shall then be made), immediately followed by

(B)
a dividend or distribution of such shares of Common Stock, a subdivision, split or combination of the Common Stock or a distribution of rights or warrants to purchase Common Stock subject to Section 9(c) and any further Conversion Rate increase required by Section 9(a), Section 9(b) and Section 9(c) with respect to such dividend or distribution shall then be made, except:

(I)
the Record Date of such dividend or distribution shall be substituted as (i) “the date fixed for the determination of stockholders entitled to receive such dividend or other distribution,” “Record Date fixed for such determinations” and “Record Date” within the meaning of Section 9(a), (ii) “the day upon which such subdivision or split becomes effective” or “the day upon which such combination becomes effective” (as applicable) within the meaning of Section 9(b), and (iii) as “the Record Date fixed for the determination of the stockholders entitled to receive such rights or warrants” and such “Record Date” within the meaning of Section 9(c); and

(II)
any reduction or increase in the number of shares of Common Stock resulting from such subdivision, split or combination (as applicable) shall be disregarded in connection with such dividend or distribution.

(e)  If the Corporation shall, at any time or from time to time after the Original Issue Date while any of the Series G Preferred Stock are outstanding, by dividend or otherwise, distribute to all or substantially all holders of its outstanding shares of Common Stock cash (excluding any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding-up or any regular quarterly cash distribution on the Common Stock that does not exceed $0.84) ($0.84, the “Dividend Threshold Amount”), then the Conversion Rate shall adjusted by multiplying the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution by a fraction:

(i)  the numerator of which shall be (x) the Current Market Price on the Record Date for such dividend or distribution less (y) the Dividend Threshold Amount; and

(ii)  the denominator of which shall be the (x) the Current Market Price on the Record Date for such dividend or distribution less (y) the amount per share of Common Stock of such dividend or distribution;

provided that, if an adjustment is required to be made under this Section 9(e) as a result of a distribution that is not a regular quarterly cash distribution, the Dividend Threshold Amount shall be deemed to be zero; provided further that if the amount per share of Common Stock of such dividend or distribution is equal to or greater than the Current Market Price on the Record Date for such dividend or distribution, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Series G Preferred Stock shall have the right to receive on the date on which the relevant cash dividend or distribution is distributed to holders of Common Stock, for each share of Series G Preferred Stock, the amount of cash such holder of Series G Preferred Stock would have received had such holder of Series G Preferred Stock owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution.

Such increase shall become effective immediately prior to the opening of business on the day following the Record Date for such distribution. In the event that such distribution is not so made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such distribution had not been declared. The Dividend Threshold Amount shall be subject to adjustment in a manner inversely proportional to adjustments to the Conversion Rate hereunder; provided that no adjustment shall be made to the Dividend Threshold Amount for any adjustments made to the Conversion Rate pursuant to this Section 9(e).

(f)  (i)If any tender offer made by the Corporation or any of its subsidiaries for all or any portion of the outstanding Common Stock shall expire, then, if such tender offer shall require the payment to the holders of shares of Common Stock of consideration per share of Common Stock having a Fair Market Value that exceeds the Closing Price per share of Common Stock on the Trading Day next succeeding the last date (the “Expiration Date”)

tenders could have been made pursuant to such tender offer (as it may be amended) (the last time at which such tenders could have been made on the Expiration Date is hereinafter sometimes called the “Expiration Time”), the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the Expiration Date by a fraction:

(A)
the numerator of which shall be the sum of (x) the Fair Market Value of the aggregate consideration payable to holders of the outstanding Common Stock based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of (I) the number of shares of Common Stock outstanding (less any Purchased Shares and excluding any shares held in the treasury of the Corporation) at the Expiration Time and (II) the Current Market Price on the Trading Day next succeeding the Expiration Date; and

(B)
the denominator of which shall be the product of (x) the number of shares of Common Stock outstanding (including Purchased Shares but excluding any shares held in the treasury of the Corporation) at the Expiration Time, multiplied by (y) the Current Market Price on the Trading Day next succeeding the Expiration Date.

(ii) An adjustment pursuant to Section 9(f)(i) shall become effective immediately prior to the opening of business on the day following the Expiration Date.

(iii) If the Corporation is obligated to purchase shares pursuant to any such tender offer, but the Corporation is permanently prevented by applicable law from effecting any or all such purchases or any or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate which would have been in effect based upon the number of shares actually purchased, if any. If the application of this Section 9(f) to any tender offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer under this Section 9(f).

(iv) For purposes of this Section 9, the term “tender offer” shall mean and include both tender offers and exchange offers, all references to “purchases” of shares in tender offers (and all similar references) shall mean and include both the purchase of shares in tender offers and the acquisition of shares pursuant to exchange offers, and all references to “tendered shares” (and all similar references) shall mean and include shares tendered in both tender offers and exchange offers.

(g)  Notwithstanding the foregoing and to the extent permitted by law, whenever successive adjustments to the Conversion Rate are called for pursuant to this Section 9, such adjustments shall be made as may be necessary or appropriate to effectuate the intent of this Section 9 and to avoid unjust or inequitable results as determined in good faith by the Board.

(h)  The Corporation shall be entitled to make such additional increases in the Conversion Rate, in addition to those required by Section 9(a), Section 9(b), Section 9(c), Section 9(d), Section 9(e) or Section 9(f), if the Board determines that it is advisable, in order that any dividend or distribution of Common Stock, any subdivision, reclassification or combination of Common Stock or any issuance of rights or warrants referred to above, or any event treated as such for United States federal income tax purposes, shall not be taxable to the holders of Common Stock for United States federal income tax purposes or to diminish any such tax. The Corporation shall give holders of Series G Preferred Stock at least fifteen (15) Business Days’ notice of any increase in the Conversion Rate.

(i)  To the extent permitted by law, the Corporation may, from time to time, increase the Conversion Rate for a period of at least twenty (20) Days if the Board determines that such an increase would be in the Corporation’s best interests. Any such determination by Board shall be conclusive. The Corporation shall give holders of Series G Preferred Stock at least fifteen (15) Business Days’ notice of any increase in the Conversion Rate.

(j)  The Corporation shall not adjust the Conversion Rate pursuant to this Section 9 to the extent that the adjustments would reduce the Conversion Price below $0.0001. Except as described in this Section 9, the Corporation shall not adjust the Conversion Rate for any issuance of shares of Common Stock or any securities convertible into or exchangeable or exercisable for its shares of Common Stock or rights to purchase its shares of Common Stock or such convertible, exchangeable or exercisable securities.

(k)  In the event that at any time, as a result of an adjustment made pursuant to this Section 9, the holder of any share of Series G Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of stock of the Corporation other than Common Stock into which the shares of Series G Preferred Stock originally was convertible, the Conversion Rate of such other shares so receivable upon conversion of any such share of Series G Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in subparagraphs (a) through (l) of this Section 9, and any other applicable provisions of this Charter with respect to the Common Stock shall apply on like or similar terms to any such other shares.

(l)  To the extent that rights agreement dated as of November 11, 1998 (and as amended December 13, 2000 and February 28, 2002), between the Corporation and BankBoston, N.A., as rights agent, or any future rights plan adopted by the Corporation, is in effect at the time of conversion of any share of Series G Preferred Stock into shares of Common Stock, upon such conversion, the converting holder shall receive, in addition to the shares of Common Stock, the rights under such rights agreement or future rights plan unless the rights have separated from the shares of Common Stock prior to the time of conversion, in which case the Conversion Rate shall be adjusted at the time of separation as if the Corporation made a distribution referred to in Section 9(d) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

10.	Consolidation or Merger of the Corporation.

In the case of the following events (each, a “Business Combination”):

(i)  any recapitalization, reclassification or change of the Common Stock, other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of subdivision or a combination;

(ii)  a consolidation, merger or combination of the Corporation with another Person;

(iii)  a sale, conveyance or lease to another corporation of all or substantially all of the property and assets of the Corporation (other than to one or more of the Corporation’s subsidiaries); or

(iv)  a statutory share exchange;

in each case, as a result of which holders of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock, the Corporation or the successor or purchasing corporation, as the case may be, shall provide that the holders of Series G Preferred Stock will be entitled thereafter to convert such Series G Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) that such holder of Series G Preferred Stock would have owned or been entitled to receive upon such Business Combination as if such holder of Series G Preferred Stock held a number of shares of Common Stock equal to the Conversion Rate as of the effective date for such Business Combination, multiplied by the number of shares of Series G Preferred Stock held by such holder; provided that with respect to a Business Combination that also constitutes a Fundamental Change, such holder of Series G Preferred Stock shall not be entitled to receive any Additional Shares (as defined in Section 13(a)) if such holder does not convert its Series G Preferred Stock “in connection with” (as defined in Section 13(a)) the relevant Fundamental Change. If holders of Common Stock have the opportunity to elect the form of consideration to be received in such Business Combination, the Corporation will make adequate provision whereby holders of the Series G Preferred Stock shall have a reasonable opportunity to determine the form of consideration into which the Series G Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such Business Combination. Such determination shall be based on the weighted average of elections made by the holders of Series G Preferred Stock that participate in such determination, shall be subject to any limitations to which all of the holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such Business Combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by holders of Common Stock, and (2) two

Business Days prior to the anticipated effective date of the Business Combination. The Corporation shall provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by the holders of Series G Preferred Stock (and the weighted average of elections), by posting such notice with The Depository Trust Company (“DTC”) and providing a copy of such notice to the Transfer Agent. If the effective date of the Business Combination is delayed beyond the initially anticipated effective date, the holders of Series G Preferred Stock shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. The documents governing the rights of such securities shall provide for adjustments of the Conversion Rate and other appropriate numerical thresholds which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Rate provided for in Section 9. If, in the case of any such Business Combination, the stock or other securities and assets receivable thereupon by a holder of shares of Common Stock includes shares of stock or other securities and assets of a corporation other than the successor or purchasing corporation, as the case may be, in such Business Combination, then such documents governing the rights of such securities shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the holders of Series G Preferred Stock as the Board shall reasonably consider necessary by reason of the foregoing, including to the extent practicable the provisions providing for the repurchase rights set forth in Section 14(a) hereof.

The Corporation shall cause notice of the execution of such documents governing the rights of such securities to be mailed to each holder of Series G Preferred Stock, at the address of such holder as it appears on the Register, within twenty (20) days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such documents governing the rights of such securities.

The above provisions of this Section 10 shall similarly apply to successive Business Combinations.

The Corporation shall not become a party to any Business Combination unless its terms are consistent in all material respects with the provisions of this Section 10.

None of the provisions of this Section 10 shall affect the right of a holder of Series G Preferred Stock to convert its shares of Series G Preferred Stock into Common Stock prior to the effective date of a Business Combination.

If this Section 10 applies to any event or occurrence, Section 9 hereof shall not apply.

11.	Notice of Adjustment.

Whenever an adjustment in the Conversion Rate with respect to the Series G Preferred Stock is required:

(a)  the Corporation shall forthwith place on file with the Transfer Agent a certificate of the Chief Financial Officer (or such person having similar responsibilities of the Corporation), stating the adjusted Conversion Rate determined as provided herein and setting forth in reasonable detail such facts as shall be necessary to show the reason for and the manner of computing such adjustment; and

(b)  a written notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall forthwith be given by the Corporation to each holder of Series G Preferred Stock. Any such written notice so given shall be conclusively presumed to have been duly given, whether or not the holder receives such notice.

12.	Notice in Certain Events.

Upon the occurrence of:

(a)  a consolidation or merger to which the Corporation is a party and for which approval of any holders of Common Stock of the Corporation is required, or of the sale or conveyance to another Person or entity or group of Persons or entities acting in concert as a partnership, limited partnership, syndicate or other group (within the meaning of Rule 13d-3 under the Exchange Act) of all or substantially all of the property and assets of the Corporation; or

(b)  the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

(c)  any action triggering an adjustment of the Conversion Rate referred to in clauses (x) or (y) below;

then, in each case, the Corporation shall cause to be given, to the holders of Series G Preferred Stock, at least 15 days prior to the applicable date hereinafter specified, a written notice stating:

(x) the date on which a record is to be taken for the purpose of any distribution or grant of rights or warrants triggering an adjustment to the Conversion Rate pursuant to Section 9 hereof, or, if a record date is not to be set for a distribution or grant, the date as of which the holders of record of Common Stock entitled to such distribution, rights or warrants are to be determined; or

(y) the date on which any reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up triggering an adjustment to the Conversion Rate pursuant to Section 9 or Section 10 hereof is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up.

Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in Section 12(a), Section 12(b) or Section 12(c).

13.	Adjustment to Conversion Rate Upon Certain Fundamental Changes.

(a)  If and only to the extent a holder of Series G Preferred Stock elects to convert its shares of Series G Preferred Stock in connection with a Fundamental Change that occurs on or prior to July 31, 2016, the Corporation shall increase the Conversion Rate for the shares of Series G Preferred Stock surrendered for conversion by a number of additional shares (the “Additional Shares”), if any, as set forth in this Section 13. A conversion shall be deemed for the purposes of this Section 13(a) to be “in connection with” such a Fundamental Change if the notice of conversion is received by the conversion agent (who initially shall be the Transfer Agent) from and including the Effective Date (as defined below) of such Fundamental Change up to and including the Business Day prior to the Fundamental Change Repurchase Date.

(b)  The number of Additional Shares, if any, shall be determined by reference to the table below, based on the date on which such Fundamental Change transaction occurs or becomes effective (the “Effective Date”) and the price paid per share for shares of Common Stock in the Fundamental Change (in the case of a Fundamental Change that constitutes a Change of Control and as a result of which holders of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock), or in the case of all other Fundamental Changes, the average of the Closing Sale Prices of the Common Stock on the five Trading Days prior to but not including the Effective Date of such other Fundamental Change (the “Share Price”). If holders of shares of Common Stock receive only cash in the case of a Fundamental Change that constitutes a Change of Control as a result of which holders of shares of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock, the Share Price shall be the cash amount paid per share. Otherwise, the Share Price shall be the average of the Closing Sale Prices of the Common Stock on the five Trading Days prior to but not including the Effective Date of such Fundamental Change.

(c)  The Share Prices set forth in the first row of the table below (i.e., the column headers) shall be adjusted as of any date on which the Conversion Rate is adjusted pursuant to Section 9. The adjusted Share Prices shall equal the product of the Share Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Share Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares shall be adjusted in the same manner as the Conversion Rate as set forth under the provisions of Section 9. The following table sets forth the hypothetical Share Price and number of Additional Shares to be issuable per share of Series G Preferred Stock:

	Share Price
Effective Date	$115.78	$125.00	$136.62	$150.00	$165.00	$180.00	$200.00	$225.00	$250.00	$300.00	$350.00	$400.00
July 26, 2006	0.0329	0.0316	0.0260	0.0210	0.0170	0.0141	0.0113	0.0090	0.0075	0.0055	0.0042	0.0033
July 31, 2007	0.0329	0.0303	0.0245	0.0194	0.0153	0.0124	0.0097	0.0076	0.0062	0.0045	0.0035	0.0027
July 31, 2008	0.0329	0.0295	0.0233	0.0180	0.0136	0.0105	0.0080	0.0060	0.0049	0.0035	0.0027	0.0021
July 31, 2009	0.0329	0.0280	0.0212	0.0152	0.0105	0.0075	0.0048	0.0032	0.0025	0.0018	0.0014	0.0011
July 31, 2010	0.0329	0.0278	0.0209	0.0146	0.0094	0.0059	0.0034	0.0022	0.0017	0.0012	0.0009	0.0007
July 31, 2011	0.0329	0.0277	0.0209	0.0142	0.0071	0.0015	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
July 31, 2012	0.0329	0.0276	0.0207	0.0133	0.0066	0.0013	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
July 31, 2013	0.0329	0.0276	0.0204	0.0131	0.0062	0.0010	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
July 31, 2014	0.0329	0.0275	0.0203	0.0131	0.0062	0.0010	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
July 31, 2015	0.0329	0.0275	0.0202	0.0130	0.0062	0.0010	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
July 31, 2016	0.0329	0.0275	0.0202	0.0130	0.0062	0.0010	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

(d)  The exact Share Prices and Effective Dates may not be set forth in the table above, in which case:

(i)  If the Share Price is between two Share Prices in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Share Prices and the earlier and later Effective Dates, as applicable, based on a 365-day year;

(ii)  If the Share Price is in excess of $400.00 per share (subject to adjustment, the “Cap Price”), no Additional Shares shall be issuable upon conversion in connection with a Fundamental Change; or

(iii)  If the Share Price is less than $115.78 per share (subject to adjustment, the “Floor Price”), no Additional Shares shall be issuable upon conversion in connection with a Fundamental Change.

The Cap Price and the Floor Price shall be adjusted as of any date on which the Conversion Rate is adjusted pursuant to Section 9 in the same manner that the Share Prices set forth in the table in Section 13(c) are adjusted

14.	Purchase of Series G Preferred Stock Upon a Fundamental Change.

(a)  In the event of a Fundamental Change (as hereinafter defined), a holder of Series G Preferred Stock shall have the right to require the Corporation to purchase (the “Repurchase Right”) for cash all or any part of such holder’s shares of Series G Preferred Stock at a purchase price equal to 100% of the liquidation preference of the shares of Series G Preferred Stock to be purchased plus accrued and unpaid distributions to, but not including, the Fundamental Change Purchase Date on such shares (the “Fundamental Change Purchase Price”); provided that if the relevant Fundamental Change Repurchase Date is after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, the Corporation will pay such distributions to the holder of record to the corresponding Dividend Record Date, which may or may not be the same Person as to whom we will pay the Fundamental Change Repurchase Price, and the Fundamental Change Repurchase Price shall be equal to 100% of the liquidation preference of the shares of Series G Preferred Stock to be repurchased. Series G Preferred Stock submitted for purchase must be an integral multiple of shares.

(b)  Within fifteen (15) calendar days after the occurrence of a Fundamental Change, the Corporation shall provide to all holders of Series G Preferred Stock and the Transfer Agent a notice of the occurrence of the Fundamental Change and of the resulting Repurchase Right. Such notice shall state:

(i)  the events constituting the Fundamental Change;

(ii)  the date of the Fundamental Change;

(iii)  the last date on which a holder may exercise the Repurchase Right;

(iv)  the Fundamental Change Purchase Price;

(v)  the Fundamental Change Repurchase Date;

(vi)  the name and address of the paying agent and the conversion agent;

(vii)  the Conversion Rate and any adjustment to the Conversion Rate that shall result from the Fundamental Change, as applicable, pursuant to Section 13;

(viii)  that Series G Preferred Stock with respect to which a repurchase notice is given by the holder may be converted, if otherwise convertible, only if the repurchase notice has been properly withdrawn; and

(ix)  the procedures that a holder must follow to exercise the Repurchase Right.

(c)  Simultaneously with providing such notice, the Corporation shall publish a notice containing this information in a newspaper of general circulation in the City of New York or through such other public medium as the Corporation may use at that time and publish such information on its corporate website.

(d)  To exercise the Repurchase Right, subject to Section 14(e), a holder of Series G Preferred Stock must deliver, on or before the close of business on the Fundamental Change Repurchase Date, the shares of Series G Preferred Stock to be purchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” duly completed to the Transfer Agent. The repurchase notice must state:

(i)  the applicable Fundamental Change Repurchase Date;

(ii)  the number of shares of Series G Preferred Stock to be purchased; and

(iii)  that the shares of Series G Preferred Stock are to be purchased by the Corporation pursuant to this Section 14.

(e)  If the Series G Preferred Stock is not in certificated form, a holder’s repurchase notice must comply with applicable DTC procedures.

(f)  A holder of Series G Preferred Stock may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the Corporation prior to the close of business on the Trading Day prior to the Fundamental Change Repurchase Date. The notice of withdrawal shall state:

(i)  the number of withdrawn shares of Series G Preferred Stock;

(ii)  if certificated shares of Series G Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series G Preferred Stock; and

(iii)  the number of shares of Series G Preferred Stock, if any, that remain subject to the repurchase notice.

(g)  If the Series G Preferred Stock is not in certificated form, a holder’s notice of withdrawal must comply with applicable DTC procedures.

(h)  The Corporation shall be required to purchase the shares of Series G Preferred Stock surrendered for repurchase no less than twenty (20) days nor more than thirty-five (35) days after the date of the Corporation’s delivery of Notice of the Fundamental Change, subject to extension to comply with applicable law (as set forth in the Notice of Fundamental Change, the “Fundamental Change Repurchase Date”). If in connection with a Fundamental Change that also constitutes a Qualifying Event, the Series G Preferred Stock becomes subject to redemption pursuant to Section 5 hereof, and the relevant redemption date determined pursuant to Section 5 would occur on or prior to the relevant Fundamental Change Repurchase Date, notwithstanding the immediately preceding sentence, such Fundamental Change Repurchase Date shall be the Business Day immediately preceding such redemption date. A holder of Series G Preferred Stock shall receive payment of the Fundamental Change Purchase

Price promptly following the later of the Fundamental Change Repurchase Date or the time of book-entry transfer or delivery of the shares of Series G Preferred Stock.

(i)  If, on the Business Day following the Fundamental Change Repurchase Date, the Transfer Agent holds cash sufficient to pay the Fundamental Change Repurchase Price of the shares of Series G Preferred Stock surrendered for repurchase, then:

(i)  the shares of Series G Preferred Stock shall cease to be outstanding and distributions shall cease to accrue (whether or not book-entry transfer of the shares of Series G Preferred Stock is made or whether or not the certificate evidencing such shares, if any, is delivered to the Transfer Agent); and

(ii)  all other rights of the holder shall terminate (other than the right to receive the Fundamental Change Repurchase Price upon delivery or transfer of the shares of Series G Preferred Stock).

(j)  A “Fundamental Change” shall be deemed to occur upon a Change of Control or a Termination of Trading (as hereinafter defined). A “Change of Control” shall be deemed to have occurred at such time after original issuance of the Series G Preferred Stock when the following has occurred:

(i)  a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act files a Schedule 13D or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of shares of the Common Stock representing more than 50% of the voting power of shares of the Common Stock entitled to vote generally in the election of directors;

(ii)  the Corporation consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of the Corporation assets to any Person, or any Person consolidates with or merges with or into the Corporation, other than: (1) any transaction (A) that does not result in any reclassification, exchange, or cancellation of outstanding shares of the Corporation’s stock and (B) pursuant to which the Corporation’s stockholders immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the stock entitled to vote generally in the election of directors of the continuing or surviving Person immediately after the transaction; or (2) any merger solely for the purpose of changing the Corporation’s jurisdiction of formation and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity; or

(iii)  the Corporation approves a plan of liquidation or dissolution.

(k)  A “Termination of Trading” is deemed to occur if the Common Stock (or other stock into which the Series G Preferred Stock is then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

(l)  Notwithstanding the foregoing, it shall not constitute a Change of Control if 100% of the consideration for the Common Stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the Change of Control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market, or which shall be so traded or quoted when issued or exchanged in connection with the Change of Control, and as a result of such transaction or transactions the Series G Preferred Stock become convertible solely into such common stock.

(m)  In connection with a Fundamental Change repurchase, the Corporation shall comply with all U.S. federal and state securities laws in connection with any offer by the Corporation to purchase the Series G Preferred Stock upon a Fundamental Change.

15.	No Sinking Fund.

No sinking fund shall be established for the retirement or redemption of Series G Preferred Stock.

16.	Book Entry Form.

(a)  The shares of Series G Preferred Stock shall be initially issued in the form of global securities held in book entry form, registered in the name of a depositary (the “Depositary”), which shall initially be DTC or its nominee. Owners of beneficial interests in the Series G Preferred Stock will hold their interests pursuant to the procedures and practices of the Depositary.

(b)  Unless otherwise required by law, all of the shares of Series G Preferred Stock shall be registered in the name of the Depositary or its nominee, and the shares of Series G Preferred Stock may not be transferred, in whole or in part, to any Person other than the Depositary or a nominee or any successor thereof, and transfers to any other Person will be void ab initio and shall be given no effect on the books of the Corporation unless the then-current Depositary (1) is unwilling or unable to continue as Depositary, or (2) ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary is not appointed by the Corporation within 90 calendar days.

FOURTH:	The Series G Preferred Stock has been re-classified and designated by the Board under the authority contained in Article FIFTH of the Charter.

FIFTH:	These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

SIXTH:
The undersigned Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, these Articles Supplementary are executed on behalf of the Corporation by its Chief Executive Officer and attested by its Executive Vice President and Assistant Secretary this 27th day of July, 2006.

ESSEX PROPERTY TRUST, INC.
/s/ Keith R. Guericke
Name:	Keith R. Guericke
Title:	Chief Executive Officer

Attest:
/s/ Michael T. Dance
Name:	Michael T. Dance
Title:	Executive Vice President and Assistant Secretary